EXHIBIT 21


                SUBSIDIARIES OF LUNDGREN BROS. CONSTRUCTION, INC.



1.       Brush Masters, Inc., a Minnesota corporation

2.       Lundgren Bros. of Stillwater, Inc., a Minnesota corporation (inactive)

3.       Lundgren Bros. Mortgage Company, a Minnesota corporation (inactive)